                                                                    Exhibit 12.1

                             School Specialty, Inc.
                       Ratio of Earnings to Fixed Charges
                             (Dollars in Thousands)

                                                  Nine Months Ended                           Fiscal Year (1)
                                                                         ---------------------------------------------------------
                                                  January 26, 2002         2001        2000        1999        1998          1997
                                                  ----------------         ----        ----        ----        ----          ----
Earnings
--------
   Income before income taxes                     $          45,475      $ 21,353    $ 33,635    $ 17,615    $ 10,719      $ 5,720
   Plus:
      Fixed charges                                          11,954        16,142      13,342      12,735       5,505        4,197
      Amortization of capitalized interest                       16             -           -           -           -            -
   Less interest capitalized during period                      240             -           -           -           -            -
                                                  -----------------      ---------------------------------------------------------
                                                  $          57,205      $ 37,495    $ 46,977    $ 30,350    $ 16,224      $ 9,917
                                                  =================      =========================================================
Fixed Charges
-------------
   Interest                                       $          10,760      $ 15,483    $ 12,752    $ 12,265    $  5,505      $ 4,197
   Portion of rent expense representative
      of interest                                                51            88          15           2           -            -
   Amortization of deferred financing fees                    1,143           571         575         468           -            -
                                                  -----------------      ---------------------------------------------------------
                                                  $          11,954      $ 16,142    $ 13,342    $ 12,735    $  5,505      $ 4,197
                                                  =================      =========================================================

Ratio of earnings to fixed charges                              4.8           2.3         3.5         2.4         2.9          2.4
                                                  =================      =========================================================

(1) All fiscal years presented were 52 weeks, except for fiscal 2000, which had 53 weeks.